Exhibit 3.01

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DSL.NET, INC.

DSL.net, Inc. (hereinafter called the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly met on August 18, 2006 and August 25, 2006 and approved a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate”), declared said amendment to be advisable and directed that the amendment be submitted to the stockholders of the Corporation for approval.

SECOND: The amendment deletes in its entirety paragraph A of Article IV of the Amended and Restated Certificate and substitutes the following therefor:

“A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is 4,020,000,000 shares, of which 4,000,000,000 shares shall be Common Stock with a par value of $0.0001 per share and 20,000,000 shares shall be Preferred Stock with a par value of $0.001 per share.”

THIRD: That the foregoing amendment to the Amended and Restated Certificate was duly adopted by the stockholders of the Corporation at a special meeting of stockholders in accordance with the applicable provisions of Sections 222 and 242(b) of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this 30th day of January, 2007.

DSL.NET, INC.

By:	/s/ David F. Struwas
Name: David F. Struwas
Title: President & Chief Executive Officer